UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 9, 2008

TVIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30539	94-3175152

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
4001 Burton Drive
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)
(408) 327-8000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 9, 2008, the Board of Directors of TVIA, Inc. (the “Company”) appointed Bathsheba J. Malsheen, Ph.D., aged 57, and William R. Walker, aged 66, as directors of the Company.
     Dr. Malsheen presently serves as President and Chief Executive Officer of Mino Wireless, a provider of enterprise-class international mobile call management services. Prior to joining Mino Wireless, Dr. Malsheen was the Chairman, President and Chief Executive Officer of Groove Mobile, a provider of mobile music services for wireless carriers, artists, record labels and retailers. Prior to joining Groove Mobile, Dr. Malsheen was the President and Chief Executive Officer of Voxware, Inc., a global provider of mobile voice-based enterprise solutions for distribution and warehousing operations. In addition, Dr. Malsheen serves as a director of the Bay Area Video Coalition and Independent Television Service.
     Mr. Walker presently serves as Chief Financial Officer, Secretary, Vice President of Hi/fn, Inc., a manufacturer of integrated circuits and software for storage and network infrastructure developers. Prior to joining Hi/fn, Inc., Mr. Walker was the Chief Financial Officer, Secretary, Vice President of MMC Networks, Inc. Prior to joining MMC Networks, Inc., Mr. Walker was Senior Vice President and Chief Financial Officer of Zilog, Inc. In addition, Mr. Walker is a director of Data I/O Corporation, a global provider of programming solutions for semiconductor devices.
     At the time of their election, Dr. Malsheen and Mr. Walker were also appointed to the Audit Committee of the Board of Directors of the Company (the “Board”). In addition, Dr. Malsheen and Mr. Walker were appointed to the Compensation and Nominating Committee of the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tvia, Inc.
By:	/s/ Eli Porat
Eli Porat
Chief Executive Officer

Date: May 13, 2008